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                                                                 EXHIBIT 10.5(c)
                                                                     (1995 10-K)


         AMENDMENT TO THE OILGEAR COMPANY DEFERRED DIRECTORS' FEE PLAN
                         (ADOPTED ON DECEMBER 11, 1991)



       NOW, THEREFORE, BE IT RESOLVED, that the Plan shall be amended to be a deferred compensation plan covering the inside directors of the company under which Plan the inside directors will defer an amount of compensation, approximately equal to the monthly retainer paid to outside directors, and

       FURTHER RESOLVED, that the provisions of the Plan shall otherwise remain unchanged, with the exception that the interest rate to be recovered by the company on any funds advanced shall be determined to be an amount approximately equal to the after tax effective borrowing rate of the corporation rather than the 12% specified in the original Plan.